Exhibit 2.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

by and between

Hewlett Packard Enterprise Company,

Everett SpinCo, Inc.

and

Computer Sciences Corporation

Dated as of March 31, 2017

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of March 31, 2017, with effect as of the Effective Time, is entered into by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), Everett SpinCo, Inc., a Nevada corporation (“Everett”), and Computer Sciences Corporation, a Nevada corporation (“Chicago,” and together with Houston and Everett, the “Parties”).

RECITALS:

WHEREAS, Houston and Everett have entered into a Separation and Distribution Agreement, dated as of May 24, 2016, as amended as of November 2, 2016, as further amended on December 6, 2016, as further amended on January 27, 2017, as further amended on March 31, 2017, and as may be further amended from time to time, which sets out the terms on which, and the conditions subject to which, they wish to implement the separation of their business (as contemplated in the Separation Agreement) (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 24, 2016, by and among Houston, Everett, Chicago, and Everett Merger Sub Inc., a Delaware corporation (“Merger Sub”), as amended as of November 2, 2016, as further amended on December 6, 2016, and as may be further amended from time to time (the “Merger Agreement”), immediately following the Distribution, New Everett Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Everett, will merge with and into Chicago (the “Merger”), and all shares of Chicago Common Stock will be converted into shares of common stock, $0.01 par value per share, of Everett, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement or in its Schedules have the meanings set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Separation Agreement.

1.1 “Action” has the meaning given to that term in the Separation Agreement.

1.2 “Affiliate” has the meaning given to that term in the Separation Agreement.

1.3 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.4 “Approved Leave of Absence” means an absence from active service pursuant to an approved leave.

1.5 “Auditing Party” has the meaning set forth in Section 6.4(a).

1.6 “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other employee benefits arrangement, policy or payroll practice (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical or life) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangement sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “Houston,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Houston or a Houston Entity or any Benefit Plan with respect to which Houston or a Houston Entity is a party. When immediately preceded by “Everett,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Everett or any Everett Entity or any Benefit Plan with respect to which Everett or an Everett Entity is a party. When immediately preceded by “Chicago,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Chicago or any of its Subsidiaries or any Benefit Plan with respect to which Chicago or any of its Subsidiaries is a party.

1.7 “Chicago” has the meaning set forth in the preamble to this Agreement.

1.8 “Chicago Common Stock” means the outstanding shares of common stock, $1.00 par value, of Chicago.

1.9 “Chicago Employee” means any individual who is employed by a Chicago Entity immediately prior to the Effective Time,

1.10 “Chicago Equity Awards” means the Chicago Options, Chicago RSU Awards, Chicago PSU Awards and Chicago SARs.

1.11 “Chicago Executive DC Plan” means the Chicago Deferred Compensation Plan, as amended and restated effective as of December 31, 2012 and the First Amendment to the Chicago Deferred Compensation Plan effective as of December 31, 2013, in effect as of the time relevant to the applicable provision of this Agreement.

1.12 “Chicago Health and Welfare Plans” has the meaning set forth in Section 4.1(a)(ii).

1.13 “Chicago Non-Employee Director” means each member of the Chicago Board of Directors as of immediately after the Effective Time who is not a Chicago Employee.

1.14 “Chicago Stock Plan” means Chicago’s 2011 Omnibus Incentive Plan, 2007 Employee Incentive Plan, 2004 Incentive Plan, or 2010 Non-Employee Director Stock Incentive Plan, in each case including any sub-plan or addendum thereto.

1.15 “Chicago 401(k) Plan” has the meaning set forth in Section 3.1(c).

1.16 “Closing” has the meaning set forth in the Merger Agreement.

1.17 “Closing Date” has the meaning set forth in the Merger Agreement.

1.18 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

1.19 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.20 “Dallas” means Hewlett-Packard Company, a Delaware corporation.

1.21 “HP Excess Plans” has the meaning given to that term in the Historical Employee Matters Agreement.

1.22 “Destination LOA Employee” means a Houston Destination LOA Employee or an Everett Destination LOA Employee, as applicable.

1.23 “DEU Account” means (a) when immediately preceded by “Houston,” an account consisting of dividend equivalent units relating to Houston Common Stock granted under a Houston Stock Plan (or a historical Dallas stock plan) or (b) when immediately preceded by “Everett,” an account consisting of dividend equivalent units relating to shares of Everett Common Stock outstanding under the Everett Stock Plan.

1.24 “Distribution Date” has the meaning given to that term in the Separation Agreement.

1.25 “Effective Time” has the meaning given to that term in the Separation Agreement.

1.26 “Everett” has the meaning set forth in the preamble to this Agreement.

1.27 “Everett 401(k) Contribution” has the meaning set forth in Section 3.1(b).

1.28 “Everett Business” has the meaning given to that term in the Separation Agreement.

1.29 “Everett Common Stock” has the meaning given to that term in the Separation Agreement.

1.30 “Everett Destination LOA Employee” means a Houston Employee who:

(a) is on Approved Leave of Absence from a Houston Entity as of the Operational Separation Date,

(b) is allocated to the Everett Group pursuant to the OD&S Process,

(c) does not transfer to an Everett Entity as of the Operational Separation Date, and

(d) returns to, or has a right to return to, active employment (i) before the LOA Return Deadline or (ii) under circumstances in which applicable Law requires an Everett Entity to offer employment to such Houston Employee.

1.31 “Everett Employee” means any individual (a) who, as of 12:01 am local time on the Operational Separation Date, is either actively employed by, or on Approved Leave of Absence or Garden Leave from, an Everett Entity, (b) who transfers from a Houston Entity to an Everett Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date or (c) who is hired by any Everett Entity after 12:01 am local time on the Operational Separation Date; provided, however, that Everett Employee will not include any individual who transfers from an Everett Entity to a Houston Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date. For the avoidance of doubt, the term “Everett Employee” shall not include any individual that is a Chicago Employee.

1.32 “Everett Entities” means the members of the Everett Group.

1.33 “Everett Executive DC Plan” means the Everett executive deferred compensation plan, as described in Section 5.5(b).

1.34 “Everett Group” has the meaning given to that term in the Separation Agreement.

1.35 “Everett Incentive Plans” means the cash-based annual or other short-term incentive plans of Everett or any Everett Entity, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.36 “Everett Non-Employee Director” means each member of the Everett Board of Directors as of immediately after the Effective Time who is not an Everett Employee.

1.37 “Everett Stock Plan” means the plan adopted by Everett prior to the Effective Time and approved by the stockholders of Everett, under which the Everett equity-based awards described in Section 5.2 shall be outstanding.

1.38 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.39 “Former Chicago Employees” means all former employees of Chicago or any of its Subsidiaries who have an employment end date on or before the Effective Time.

1.40 “Former Employees” means both Former Everett Employees and Former Houston Employees.

1.41 “Former Everett Employee” means any individual (a) who is allocated to the Everett Group pursuant to the OD&S Process and whose employment with an Everett Entity or Houston Entity terminates (or has terminated) prior to 12:01 am local time on the Operational Separation Date and (b) who does not subsequently become employed by an Everett Entity or a Houston Entity prior to the Distribution Date.

1.42 “Former Houston Employee” means any individual (a) who is allocated to the Houston Group pursuant to the OD&S Process and whose employment with a Houston Entity or Everett Entity terminates (or has terminated) prior to 12:01 am local time on the Operational Separation Date and (b) who does not subsequently become employed by an Everett Entity or a Houston Entity prior to the Distribution Date.

1.43 “Garden Leave” means an absence from active service at the request of an employer during a statutory or contractual notice period preceding termination of employment.

1.44 “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages as well as retirement medical savings accounts and retiree medical), dental, prescription, vision, short-term disability, long-term disability, life, accidental death and disability, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by “Houston,” Health and Welfare Plan means any Health and Welfare Plan sponsored, maintained or contributed to by Houston or a Houston Entity or any Health and Welfare Plan with respect to which Houston or a Houston Entity is a party. When immediately preceded by “Chicago,” Health and Welfare Plan means any Health and Welfare Plan sponsored, maintained or contributed to by Chicago or any Chicago Entity or any Health and Welfare Plan with respect to which Chicago or a Chicago Entity is a party.

1.45 “Historical Employee Matters Agreement” means the Employee Matters Agreement by and between Dallas and Houston, as amended to date.

1.46 “Houston” has the meaning set forth in the preamble to this Agreement.

1.47 “Houston 401(k) Contribution” has the meaning set forth in Section 3.1(b).

1.48 “Houston 401(k) Plan” means Houston’s 401(k) Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.49 “Houston Adjustment Ratio” means a fraction, (x) the numerator of which is the closing sale price of a share of Houston Common Stock on the New York Stock Exchange immediately preceding the Distribution (as traded on the “regular way” market), and (y) the denominator of which is the opening sale price of a share of Everett Common Stock on the New York Stock Exchange immediately following the Effective Time (as traded on the “regular way” market).

1.50 “Houston Business” has the meaning given to that term in the Separation Agreement.

1.51 “Houston Common Stock” has the meaning given to that term in the Separation Agreement.

1.52 “Houston Destination LOA Employee” means each Everett Employee who:

(a) is on Approved Leave of Absence from an Everett Entity as of the Operational Separation Date,

(b) is allocated to the Houston Group pursuant to the OD&S Process,

(c) does not transfer to a Houston Entity as of the Operational Separation Date, and

(d) returns to, or has a right to return to, active employment (i) before the LOA Return Deadline or (ii) under circumstances in which applicable Law requires a Houston Entity to offer employment to such Everett Employee.

1.53 “Houston Employee” means any individual (a) who, as of 12:01 am local time on the Operational Separation Date, is either actively employed by, or on Approved Leave of Absence or Garden Leave from, any Houston Entity, (b) who transfers from an Everett Entity to a Houston Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date or (c) who is hired by any Houston Entity after 12:01 am local time on the Operational Separation Date; provided, however, that Houston Employee will not include any individual who transfers from a Houston Entity to an Everett Entity after 12:01 am local time on the Operational Separation Date and before the Distribution Date.

1.54 “Houston Entities” means the members of the Houston Group.

1.55 “Houston Equity Awards” means the Houston Options, Houston RSU Awards, Houston PARSU Awards, Houston DEU Accounts and Houston SARs.

1.56 “Houston ESPP” means Houston’s 2015 Employee Stock Purchase Plan.

1.57 “Houston Executive DC Plan” means Houston’s Executive Deferred Compensation Plan, in effect as of the time relevant to the applicable provision of this Agreement.

1.58 “Houston Group” has the meaning given to that term in the Separation Agreement.

1.59 “Houston Incentive Plans” means the cash-based annual or other short-term incentive plans of Houston or any Houston Entity, all as in effect as of the time relevant to the applicable provisions of this Agreement, including without limitation Houston’s 2015 Incentive Plan, as amended.

1.60 “Houston Non-Employee Director” means each member of the Houston Board of Directors as of immediately after the Effective Time who is not a Houston Employee.

1.61 “Houston Stock Plan” means Houston’s 2015 Stock Incentive Plan, including any sub-plan or addendum thereto.

1.62 “H&W Transition Period” has the meaning given to that term in Section 4.1(a)(iii).

1.63 “Individual Agreement” means any individual (a) employment contract, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) with a Houston Employee or Everett Employee that is in effect immediately prior to the Operational Separation Date.

1.64 “Liabilities” or “Liability” has the meaning given to that term in the Separation Agreement.

1.65 “LOA Return Deadline” means the date that is one (1) year after the Distribution Date.

1.66 “Merger” has the meaning set forth in the recitals to this Agreement.

1.67 “Merger Agreement” has the meaning set forth in the recitals to this Agreement.

1.68 “Merger Sub” has the meaning set forth in the recitals to this Agreement.

1.69 “Non-parties” has the meaning set forth in Section 6.4(b).

1.70 “Non-U.S. Retirement Plan” means each Houston Benefit Plan or Everett Benefit Plan, whether or not intended to be tax-qualified, the primary purpose of which is to provide retirement benefits to Houston Employees, Everett Employees and/or Former Employees who are or were employed by a Houston Entity or Everett Entity located outside of the U.S.

1.71 “OD&S Process” means Houston’s Organizational Design and Selection process, as described in Schedule 2.1(a).

1.72 “Operational Separation Date” means with respect to each applicable jurisdiction, the effective date of the Pre-Distribution Transfer Documents applicable to the Houston Entities and Everett Entities operating in such jurisdiction, provided that such date occurs before the Distribution Date.

1.73 “Option” means (a) when immediately preceded by “Houston,” an option (including a performance-contingent option (“PCSO”)) to purchase Houston Common Stock granted pursuant to the Houston Stock Plan (or granted under a historical Dallas stock plan), (b) when immediately preceded by “Chicago,” an option to purchase shares of Chicago Common Stock granted pursuant to the Chicago Stock Plan, or (c) when immediately preceded by “Everett,” an option (including a PCSO) to purchase shares of Everett Common Stock following the Effective Time outstanding pursuant to the Everett Stock Plan.

1.74 “PARSU Award” means (a) when immediately preceded by “Houston,” an award of performance-adjusted restricted stock units relating to Houston Common Stock granted under the Houston Stock Plan (or granted under a historical Dallas stock plan) for which the applicable performance conditions have not been satisfied or waived or (b) when immediately preceded by “Everett,” an award of performance-adjusted restricted stock units relating to shares of Everett Common Stock outstanding under the Everett Stock Plan.

1.75 “Parties” has the meaning set forth in the preamble to this Agreement.

1.76 “Person” has the meaning given to that term in the Separation Agreement.

1.77 “Plan Payee” means an individual who is entitled to payment of plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the plan.

1.78 “Pre-Distribution Transfer Documents” has the meaning given to that term in the Separation Agreement.

1.79 “PSU Award” means when immediately preceded by “Chicago,” an award of performance share units relating to shares of Chicago Common Stock granted under the Chicago Stock Plan.

1.80 “Record Date” has the meaning given to that term in the Separation Agreement.

1.81 “RSU Award” means (a) when immediately preceded by “Houston,” an award of service-based vesting restricted stock units relating to Houston Common Stock granted under the Houston Stock Plan (or granted under a historical Dallas stock plan), (b) when immediately preceded by “Chicago,” an award of service-based vesting restricted stock units relating to shares of Chicago Common Stock granted under the Chicago Stock Plan, or (c) when immediately preceded by “Everett,” an award of service-based vesting restricted stock units relating to shares of Everett Common Stock outstanding under the Everett Stock Plan. RSU Awards shall include any award of performance-adjusted restricted stock units for which the performance conditions have been satisfied or waived. RSU Awards shall not include DEU Accounts.

1.82 “SAR” means (a) when immediately preceded by “Houston,” a stock appreciation right relating to Houston Common Stock granted pursuant to the Houston Stock Plan (or granted under a historical Dallas stock plan), (b) when immediately preceded by “Chicago,” a stock appreciation right relating to shares of Chicago Common Stock granted pursuant to the Chicago Stock Plan, or (c) when immediately preceded by “Everett,” a stock appreciation right relating to shares of Everett Common Stock outstanding pursuant to the Everett Stock Plan.

1.83 “Separation Agreement” has the meaning set forth in the recitals to this Agreement.

1.84 “Service Provider” has the meaning set forth in the Separation Agreement.

1.85 “Severance Benefits” has the meaning set forth in Section 5.6(a).

1.86 “Subsidiary” has the meaning given to that term in the Separation Agreement.

1.87 “Transaction Documents” has the meaning given to that term in the Separation Agreement.

1.88 “Transfer Documents” has the meaning given to that term in the Separation Agreement.

1.89 “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II

GENERAL PRINCIPLES

2.1 Transfer of Employees.

(a) Transfers Prior to Operational Separation Date. Except as otherwise agreed by the Parties and subject to Section 2.1(b), Section 2.1(c), and Section 2.1(d), effective as of the Operational Separation Date, (i) each employee who is allocated to the Houston Group through the OD&S Process will be employed by a Houston Entity, and (ii) each employee who is allocated to the Everett Group through the OD&S Process will be employed by an Everett Entity. The OD&S Process will be conducted as set out in Schedule 2.1(a).

(b) LOA Employees.

(i) The Everett Group and the Houston Group shall use commercially reasonable efforts to ensure that (A) each Everett Destination LOA Employee becomes employed by an Everett Entity on the Operational Separation Date, if permitted by applicable Law, and otherwise as soon as possible after such employee’s return to active employment, and (B) each Houston Destination LOA Employee becomes employed by a Houston Entity on the Operational Separation Date, if permitted by applicable Law, and otherwise as soon as possible after such employee’s return to active employment.

(ii) Houston and Everett shall use commercially reasonable efforts to apply the provisions of this Agreement to any Destination LOA Employee who commences employment pursuant to this Section 2.1(b) by substituting each reference to the “Operational Separation Date” with a reference to the date that the Destination LOA Employee commences employment with the applicable destination group (if later than the Operational Separation Date) and shall reasonably cooperate to make any adjustments in the application of the provisions of this Agreement as are necessary or appropriate in order to effectuate such application.

(iii) Notwithstanding the foregoing or anything else in this Agreement to the contrary, except as may be required by applicable Law, neither Party shall be required to provide any specific compensation, benefits or other terms and conditions of employment for any Destination LOA Employee.

(c) Non-Transfer Garden Leave Employees.

(i) Each Houston Employee allocated to the Everett Group pursuant to the OD&S Process who (A) is on a Garden Leave as of the Operational Separation Date, and (B) does not transfer to an Everett Entity as of the Operational Separation Date shall remain on the Houston payroll and any applicable Houston Benefit Plans and the Everett Group shall reimburse the Houston Group for the cost of the compensation and benefits paid or provided to such employee during the period beginning on the Operational Separation Date and ending on the date that such employee’s employment with the Houston Group terminates, and any severance costs required by Section 5.6.

(ii) Each Everett Employee allocated to the Houston Group pursuant to the OD&S Process who (A) is on a Garden Leave as of the Operational Separation Date, and (B) does not transfer to a Houston Entity as of the Operational Separation Date shall remain on the Everett payroll and any applicable Everett Benefit Plans and the Houston Group shall reimburse the Everett Group for the cost of the compensation and benefits paid or provided to such employee during the period beginning on the Operational Separation Date and ending on the date that such employee’s employment with the Everett Group terminates, and any severance costs required by Section 5.6.

(iii) Houston and Everett shall cooperate in good faith to determine the basis for, and amount of, the reimbursements contemplated by this Section 2.1(c), taking into account any Tax benefits realized by reason of the payment or provision of the applicable compensation and benefits and the cost of providing any non-cash benefits.

2.2 Assumption and Retention of Liabilities; Related Assets; Management of Certain Actions.

(a) From and after the Operational Separation Date, except as expressly provided otherwise in this Agreement or in any Transfer Document, the Houston Entities shall assume or retain and Houston hereby agrees to pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities (including those arising under any Action) with respect to the employment of all Houston Employees, whether arising before, on or after the Operational Separation Date;

(ii) all Liabilities (including those arising under any Action) with respect to the employment of each Former Employee who Houston and Everett agree after reviewing available evidence was providing services primarily to the Houston Business at the time of termination of employment, whether arising before, on or after the Operational Separation Date;

(iii) fifty percent (50%) of the Liabilities (including those arising under any Action) with respect to the employment of each Former Employee who Houston and Everett are unable in good faith to agree after reviewing available evidence was providing services primarily to the Houston Business or the Everett Business at the time of termination of employment, in each case whether arising before, on or after the Operational Separation Date; and

(iv) any other Liabilities expressly assigned to Houston or any Houston Entity under this Agreement or in any Transfer Document.

All Assets held in trust to fund the Houston Benefit Plans and all insurance policies funding the Houston Benefit Plans shall be Excluded Assets (as defined in the Separation Agreement), except (A) to the extent specifically provided otherwise in this Agreement or in any Transfer Document and (B) any shares of Chicago Common Stock received by the Israeli trust funding Houston Options and Houston RSU Awards covered by Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 shall be Everett Assets.

(b) From and after the Operational Separation Date, except as expressly provided otherwise in this Agreement or in any Transfer Document, the Everett Entities shall assume or retain, as applicable, and Everett hereby agrees to pay, perform, fulfill and discharge, in due course in full:

(i) all Liabilities (including those arising under any Action) with respect to the employment of all Everett Employees, whether arising before, on or after the Operational Separation Date;

(ii) all Liabilities (including those arising under any Action) with respect to the employment of each Former Employee who Houston and Everett agree after reviewing available evidence was providing services primarily to the Everett Business at the time of termination of employment, whether arising before, on or after the Operational Separation Date;

(iii) fifty percent (50%) of the Liabilities (including those arising under any Action) with respect to the employment of each Former Employee who Houston and Everett are unable in good faith to agree after reviewing available evidence was providing services primarily to the Houston Business or the Everett Business at the time of termination of employment, in each case whether arising before, on or after the Operational Separation Date; and

(iv) any other Liabilities expressly assigned to Everett or any Everett Entity under this Agreement or in any Transfer Document.

All Assets held in trust to fund the Everett Benefit Plans and all insurance policies funding the Everett Benefit Plans shall be Everett Assets (as defined in the Separation Agreement), except to the extent specifically provided otherwise in this Agreement or in any Transfer Document.

(c) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, all Liabilities with respect to compensation and benefits of Service Providers who are consultants or independent contractors shall be governed exclusively by the Separation Agreement.

(d) For the avoidance of doubt, nothing in this Agreement alters in any way the allocation of assets, liabilities, obligations and the like as between the parties to the Historical Employee Matters Agreement.

(e) Management of Actions. For any Action arising after the Effective Time:

(i) if all Liabilities arising under such Action are allocated pursuant to this Section 2.2 to Houston, the direction of such Action shall be governed by Section 6.11(b) of the Separation Agreement,

(ii) if all Liabilities arising under such Action are allocated pursuant to this Section 2.2 to Everett, the direction of such Action shall be governed by Section 6.11(a) of the Separation Agreement, and

(iii) if the Liabilities arising under such Action are allocated pursuant to this Section 2.2 in part to Houston and in part to Everett, the direction of such Action shall be governed by Section 6.11(c) or 6.11(d) of the Separation Agreement, as applicable.

2.3 Reimbursements. To the extent that this Agreement allocates to the Everett Group the Liability for compensation or benefits that will be provided under a Houston Benefit Plan after the Operational Separation Date, or allocates to the Houston Group the Liability for compensation or benefits that will be provided under an Everett Benefit Plan after the Operational Separation Date, the Party responsible for the Liability under this Agreement will promptly reimburse the Party providing the compensation or benefits.

2.4 Non-Duplication of Benefits; Service Credit; Comparable Benefits.

(a) Houston and Everett shall agree on methods and procedures, including, without limitation, amending the respective Benefit Plan documents, to prevent Houston Employees, Everett Employees and Chicago Employees from receiving duplicative benefits from the Houston Benefit Plans, the Everett Benefit Plans and the Chicago Benefit Plans.

(b) Following the Closing Date, Chicago shall or shall cause Everett to provide to each Everett Employee (i) annual base salary and target annual cash incentive compensation opportunities (as a percentage of base salary) that are, in the aggregate, comparable to the annual base salary and target annual cash incentive compensation opportunities provided from time to time to similarly situated employees of Chicago, (ii) employee benefits that are comparable in the aggregate to such Everett Employee to those benefits provided from time to time to similarly situated employees of Chicago, but excluding any defined benefit pension benefits, equity compensation arrangement, stock purchase programs, retiree medical or insurance benefits, any benefits under a nonqualified deferred compensation plan or employee discount program, and (iii) severance benefits that are no less favorable to such Everett Employee to those severance benefits provided from time to time to similarly situated employees of Chicago.

(c) From and after the Closing, Everett shall give each Everett Employee and Chicago Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Everett or any of its Affiliates (including Chicago and its Subsidiaries) under which such Everett Employee or Chicago Employee is eligible to participate after the Closing for such Everett Employee’s or Chicago Employee’s service with Houston or its Subsidiaries or Chicago or its Subsidiaries, respectively, prior to the Closing, to the same extent recognized by any of Houston and its Subsidiaries or Chicago and its Subsidiaries, respectively, immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt, to the extent permitted under applicable Law, neither Chicago nor Everett shall be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Everett that is a defined benefit pension plan.

(d) For the avoidance of doubt, the provisions of this Section 2.4 shall not apply to any Houston Employee or Everett Employee who experiences a termination of employment from the Houston Group or Everett Group after the Operational Separation Date and is then hired or re-hired by either a Houston Entity or an Everett Entity, other than any Houston Destination LOA Employee who is hired by a Houston Entity or any Everett Destination LOA Employee who is hired by an Everett Entity in accordance with Section 2.1(b).

2.5 Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers of Assets and Liabilities contemplated by this Agreement, and (b) provide for the maintenance of the necessary participant records, the appointment of trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary for maintaining and administering the Houston Benefit Plans, the Everett Benefit Plans and the Chicago Benefit Plans.

2.6 Regulatory Compliance. The Parties shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities, labor and exchange control laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.7 Payroll; Tax Reporting of Compensation.

(a) Responsibility for all applicable tax withholding and reporting obligations in respect of compensation (other than compensation attributable to equity awards) payable to Houston Employees, Everett Employees, Former Employees, Chicago Employees and Former Chicago Employees shall be governed by Article VI of the Tax Matters Agreement.

(b) To the extent that, for administrative reasons, any payment on or following the Operational Separation Date is made (i) by a Houston Entity in respect of a Liability allocated to the Everett Entities pursuant to Section 2.2 or otherwise or (ii) by an Everett Entity in respect of a Liability allocated to the Houston Entities pursuant to Section 2.2 or otherwise, such payment shall be deemed made, in the case of a payment described in clause (i), on behalf of the Everett Entities and, in the case of a payment described in clause (ii), on behalf of the Houston Entities.

ARTICLE III

RETIREMENT PLANS

3.1 U.S. Qualified Plan Matters.

(a) Houston 401(k). Houston shall retain and be solely responsible for all Liabilities for plan benefits under the Houston 401(k) Plan relating to (i) Houston Employees, (ii) Former Employees and (iii) Everett Employees. For the avoidance of doubt, the participation of all Everett Employees in the Houston 401(k) Plan shall cease upon the Distribution Date.

(b) Final 2017 Matching Contributions. All company matching contributions for all participants in the Houston 401(k) Plan in respect of the fiscal quarter of Houston’s fiscal year in which the Distribution Date occurs that have not been made prior to the Distribution Date will be contributed to the Houston 401(k) Plan as soon as practicable following the Distribution Date (and in no event later than 15 days following the last day of such fiscal quarter). Such contributions will be made by Houston in respect of Houston Employees and any Everett Employees whose employment with the applicable Everett Entity terminated prior to the Distribution Date (the aggregate amount thereof, the “Houston 401(k) Contribution”) and will be made by Everett in respect of Everett Employees who remained employed by an Everett Entity immediately prior to the Distribution Date (the aggregate amount thereof, the “Everett 401(k) Contribution”). The amount that Houston actually contributes to the Houston 401(k) Plan pursuant to this Section 3.1(b) shall be equal to (i) the Houston 401(k) Contribution, less (ii) the aggregate amount of the forfeiture account in the Houston 401(k) Plan as of the Distribution Date multiplied by a fraction, the numerator of which is the Houston 401(k) Contribution and the denominator of which is the sum of the Houston 401(k) Contribution and the Everett 401(k) Contribution. The amount that Everett actually contributes to the Houston 401(k) Plan pursuant to this Section 3.1(b) shall be equal to (i) the Everett 401(k) Contribution, less (ii) the aggregate amount of the forfeiture account in the Houston 401(k) Plan as of the Distribution Date multiplied by a fraction, the numerator of which is the Everett 401(k) Contribution and the denominator of which is the sum of the Houston 401(k) Contribution and the Everett 401(k) Contribution.

(c) Chicago 401(k). Prior to the Closing Date, Chicago shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish, maintain or designate for the benefit of Everett Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Closing Date (such plan and trust(s), the “Chicago 401(k) Plan”). In addition, Chicago shall cause the Chicago 401(k) Plan to accept eligible rollovers of the Everett Employees’ account balances from the Houston 401(k) Plan and such rollovers shall include, at the Everett Employee’s election, any loan obligation from the Houston 401(k) Plan such that the 401(k) shall assume such loan obligation. Chicago shall cause the Chicago 401(k) Plan to take, any actions that are necessary to effect such rollovers.

(d) Houston U.S. Defined Benefit Plans. No assets or liabilities shall be transferred as a result of this Agreement from any Houston U.S. defined benefit plan with respect to Everett Employees in the U.S. to any plan or arrangement established or maintained by Everett, and, as of the Closing, the Everett Employees in the U.S. shall cease to accrue additional benefits under any Houston defined benefit plan. For the avoidance of doubt, the provisions of this Section 3.1(d) shall not apply to Everett Employees in the U.S. who participate in any International Retirement Guarantee Program.

(e) Remaining CAS Claims or Reimbursement on U.S. Defined Benefit Plans and Obligations Not Transferring to Everett. Everett waives any remaining claims or reimbursements under CAS 413 due in future periods for prior or new CAS 413 Curtailments or Settlements for U.S. defined benefit plans remaining at Houston or Dallas associated with Everett Employees, if any, and transfers such amounts to Houston or Dallas per their employee agreements on and after the earlier of the Operational Separation Date or Closing Date. Similarly, Everett waives any remaining claims or reimbursements under CAS 412 due in future periods for U.S. defined benefit plans remaining at Houston or Dallas associated with Everett Employees, if any, and transfers such amounts to Houston or Dallas per their employee agreements on and after the earlier of the Operational Separation Date or Closing Date. Everett shall assist Houston and Dallas with any government audits and inquiries per the terms of Section 6.1 and 6.2, including as it pertains to Dallas U.S. defined benefit plans for CAS purposes contemplated herein.

3.2 Non-U.S. Retirement Plans. The applicable terms governing treatment of the Non-U.S. Retirement Plans shall be as set forth in Schedule 3.2.

3.3 U.S. Non-Qualified Retirement Arrangements. Everett shall notify Houston of the occurrence of (i) any payment event with respect to an Everett Employee under an HP Excess Plan and (ii) the “separation from service” under Section 409A of the Code of any Everett Employee who participates in an HP Excess Plan, whether or not such separation from service is a payment event, in each case, as promptly as practicable but in no event later than thirty (30) days thereafter, and shall promptly provide to Houston any other relevant information reasonably requested by Houston for purposes of its obligations pursuant to Section 3.4(b) of the Historical Employee Matters Agreement.

3.4 Certain International Retirement Benefits.

(a) International Retirement Guarantee Programs.

(i) For Houston Employees and Former Employees, Houston shall assume or retain, or cause a Houston Entity to assume or retain, all Assets and all Liabilities arising out of or relating to the International Retirement Guarantee programs maintained by any Houston Entity or Everett Entity as of the Operational Separation Date, and shall make payments to all such Houston Employees and Former Employees who participated in the International Retirement Guarantee programs as of the Operational Separation Date in accordance with the applicable terms of such programs as in effect from time to time.

(ii) For Everett Employees, Everett shall assume or retain, or cause an Everett Entity to assume or retain, all Assets and all Liabilities arising out of or relating to the International Retirement Guarantee programs maintained by any Houston Entity or Everett Entity as of the Operational Separation Date, and shall make payments to all such Everett Employees who participated in the International Retirement Guarantee programs as of the Operational Separation Date in accordance with the applicable terms of such programs as in effect from time to time.

(b) Global Retirement Supplement.

(i) For Houston Employees receiving cash payments pursuant to a Global Retirement Supplement program as of the Operational Separation Date, Houston shall assume or retain, or cause a Houston Entity to assume or retain, all Liabilities for the continuation of such payments after the Operational Separation Date, in accordance with the terms of the Houston Global Retirement Supplement program as in effect from time to time.

(ii) For Everett Employees receiving cash payments pursuant to a Global Retirement Supplement program as of the Operational Separation Date, Everett shall assume or retain, or cause an Everett Entity to assume or retain, all Liabilities for the continuation of such payments after the Operational Separation Date, in accordance with the terms of the Everett Global Retirement Supplement program as in effect from time to time.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Health and Welfare Plans.

(a) Establishment of Health and Welfare Plans. Except as otherwise expressly provided in this Agreement or in any Transfer Document:

(i) Houston and Everett shall have taken all necessary action to ensure that (A) all Houston Employees and any Houston Former Employees who were participants in the Houston Health and Welfare Plans at the time of separation from employment and who remain entitled to coverage thereunder (“Houston H&W Employees”) are covered by the Houston Health and Welfare Plans and (B) all Everett

Employees and any Everett Former Employees who were participants in the Houston Health and Welfare Plans at the time of separation from employment and who remain entitled to coverage thereunder (“Everett H&W Employees”) are covered by Houston Health and Welfare Plans until such time as the Everett H&W Employees are able to participate in the Chicago Health and Welfare Plans (consistent with Sections 4.1(a)(ii) and 4.1(a)(iii) below and in no event later than the end of the H&W Transition Period).

(ii) Prior to the Closing Date, Chicago shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer group welfare benefit plans for the benefit of all Everett Employees effective as of the Closing Date (the “Chicago Health and Welfare Plans”) and to provide benefits thereunder for all eligible Everett Employees who choose to enroll in such plans. Chicago will cause such Chicago Health and Welfare Plans to cover those Everett Employees and their dependents who immediately prior to the Closing Date were participating in, or entitled to present or future benefits under, the Houston Health and Welfare Plans (other than retiree medical benefits), and shall recognize the most recent hire date of such Everett Employee with Houston or a member of the controlled group of organizations of which Houston is a part (as defined by Section 414 of the Code and regulations issued thereunder) for purposes of determining whether such Everett Employee has met any otherwise applicable waiting period. Chicago shall use commercially reasonable efforts to (A) waive for each Everett Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the Chicago Health and Welfare Plans applicable to (or was previously satisfied by) such Everett Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Everett Employee under the terms of the Houston Health and Welfare Plans immediately prior to the Closing, and (B) give full credit under the Chicago Health and Welfare Plans applicable to each Everett Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

(iii) To the extent that Everett H&W Employees are not able to enroll in the Chicago Health and Welfare Plans as of the Closing Date due to applicable provisions of the Chicago Health and Welfare Plans, such Everett H&W Employees shall remain covered by the Houston Health and Welfare Plans (with the cost (including administrative expenses) of such continued participation paid by Chicago to Houston) until the first available entry point for such Everett H&W Employees in the Chicago Health and Welfare Plans (such time period, not to extend farther than December 31, 2017, the “H&W Transition Period”). The Parties agree to cooperate, as necessary, during the H&W Transition Period, including with respect sharing of required employee records.

(iv) Houston shall be responsible for all Liabilities relating to, arising out of or resulting from (A) health and welfare coverage (including COBRA continuation coverage) for Houston H&W Employees and their covered dependents and (B) claims incurred by Houston H&W Employees under the Houston Health and Welfare Plans prior to, on or following the Operational Separation Date.

(v) Everett shall be responsible for all Liabilities (other than retiree medical benefits) relating to, arising out of or resulting from (A) health and welfare coverage (including COBRA continuation coverage) for Everett H&W Employees and their covered dependents and (B) claims incurred by Everett H&W Employees under the Houston Health and Welfare Plans prior to, on or following the Operational Separation Date. Chicago shall be responsible for all Liabilities relating to, arising out of or resulting from (A) health and welfare coverage (including COBRA continuation coverage) for Everett H&W Employees and their covered dependents and (B) claims incurred by Everett H&W Employees under the Houston Health and Welfare Plans (other than retiree medical benefits) on or following the Closing Date.

(vi) Chicago shall be solely responsible for ensuring that Everett and Chicago comply with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) and 6056 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to Everett Employees and Chicago Employees, respectively, for the period of the year following the Closing Date in the year in which the Closing occurs, for which Everett or Chicago has a reporting obligation, provided that Houston shall be responsible for complying with all reporting obligations with respect to Everett Employees for the period of the year prior to and including the Closing Date in the year in which Closing occurs.

(b) Claims Incurrence. For purposes of this Section 4.1, a claim is deemed to be incurred: (i) with respect to medical, dental, vision and/or prescription drug benefits, on the date the health services giving rise to such claim are rendered; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, on the date the event giving rise to such claim occurs; and (iii) with respect to disability benefits, on the date a person’s disability begins, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim.

(c) Subrogation. The Parties will work in good faith to address any issues with respect to settlements or special handling of any subrogation claims.

(d) COBRA Compliance.

(i) Effective as of the Operational Separation Date, Houston or another Houston Entity shall be responsible for administering compliance with the health care continuation requirements of COBRA with respect to Houston Employees, Everett Employees and Former Employees and their respective covered dependents who incur a COBRA qualifying event under the Houston Health and Welfare Plans at any time before, on or after the Operational Separation Date.

(ii) Houston and Everett agree that the consummation of the transactions contemplated by this Agreement and the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

(e) Retiree Medical.

(i) Retirement Medical Savings Account Program.

(A) Effective as of the Operational Separation Date, for each Houston Employee, Former Employee and Everett Employee Houston shall retain, or cause the applicable Houston Entity to retain, all Liabilities for (I) the balance in the Houston retirement medical savings account program of such Houston Employee, Former Employee or Everett Employee and (II) all claims, whether arising before, on or after the Operational Separation Date, under the Houston retirement medical savings account program of such Houston Employee, Former Employee or Everett Employee.

(B) Effective as of the Operational Separation Date, Everett Employees and Former Everett Employees shall cease participation in the Houston retirement medical savings account program.

(ii) Employee Pay All Retiree Medical.

(A) From and after the Operational Separation Date, Houston shall retain or assume, as applicable, and Houston hereby agrees to pay, perform, fulfill and discharge, in due course, all Liabilities for all eligible Houston Employees, Former Employees and Everett Employees under all employee-pay-all retiree medical programs maintained in the U.S. by any Houston Entity as of immediately prior to the Operational Separation Date.

(B) Effective as of the Operational Separation Date, Everett Employees and Former Everett Employees in the U.S. shall cease participation in the employee-pay-all retiree medical program maintained by Houston.

(iii) Brazil Retiree Medical Plan.

(C) From and after the Operational Separation Date, Houston shall retain or assume, as applicable, and Houston hereby agrees to pay, perform, fulfill and discharge, in due course, all Liabilities for all eligible Houston Employees, Former Employees and Everett Employees under any retiree medical program maintained by any Houston Entity or Everett Entity as of immediately prior to the Operational Separation Date for current and former employees in Brazil.

(D) Effective as of the Operational Separation Date, Everett Employees and Former Everett Employees in Brazil shall cease participation in any retiree medical program maintained by any Houston Entity or Everett Entity.

(iv) Canada Retiree Medical Plan.

(E) From and after the Operational Separation Date, Houston shall retain or assume, as applicable, and Houston hereby agrees to pay, perform, fulfill and discharge, in due course, all Liabilities for all eligible Houston Employees,

Former Employees and Everett Employees under any retiree medical program maintained by any Houston Entity or Everett Entity as of immediately prior to the Operational Separation Date for current and former employees in Canada.

(F) Effective as of the Operational Separation Date, Everett Employees and Former Everett Employees in Canada shall cease participation in any retiree medical program maintained by any Houston Entity or Everett Entity.

(f) Vacation; Paid Time Off. For the avoidance of doubt, (i) to the extent that applicable Law requires that vacation or other paid time off accrued by an employee during employment with the Houston Group be paid to such employee in cash upon his or her commencement of employment with the Everett Group pursuant to Section 2.1 of this Agreement, the Everett Group shall be solely responsible for all Liabilities in respect of such payment and (ii) to the extent that applicable Law requires that vacation or other paid time off accrued by an employee during employment with the Everett Group be paid to such employee in cash upon his or her commencement of employment with the Houston Group pursuant to Section 2.1 of this Agreement, the Houston Group shall be solely responsible for all Liabilities in respect of such payment. On the Closing Date, Everett shall provide the Everett Employees and Chicago Employees with the same vested and unvested balances of vacation and or other paid time off as credited to the Everett Employees or Chicago Employees on Houston’s or its Affiliate’s or Chicago’s or its Affiliate’s, respectively, payroll system immediately prior to the Closing Date to the extent reflected or reserved for in Houston’s or its Affiliates or Chicago’s or its Affiliate’s, respectively, financial statements as of the Closing Date, except for any such balances that have been paid to such Everett Employees or Chicago Employees in accordance with this Section 4.1(f).

4.2 Workers’ Compensation Liabilities. The treatment of workers’ compensation liabilities in connection with the Separation shall be governed by the Separation Agreement.

ARTICLE V

EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1 Annual Incentive Plans. Effective as of the end of Houston’s 2016 fiscal year, Houston and Everett shall have taken such actions, or caused the taking of such actions, as are necessary to ensure that for fiscal year 2017, (i) all Houston Employees are covered by the Houston Incentive Plans and (ii) all Everett Employees are covered by the Everett Incentive Plans. Houston shall be solely responsible for determining the amount of, and paying, all awards due to be paid to Houston Employees and Former Employees who were participants in the Houston Incentive Plans at the time of separation from employment, under the Houston Incentive Plans, whether earned before, on or after the Operational Separation Date. Everett shall be responsible for determining, subject to the reasonable approval of Chicago, the amount, and paying, of all awards due to be paid to Everett Employees and Former Employees who were participants in the Everett Incentive Plans at the time of separation from employment, under the Everett Incentive Plans, whether earned before, on or after the Operational Separation Date.

5.2 Stock Plans. Houston, Everett and Chicago shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Houston Equity

Award held by an Everett Employee under the Houston Stock Plan and each outstanding Chicago Equity Award held by a Chicago Employee under a Chicago Stock Plan shall be adjusted and converted as set forth in this Section 5.2 and any performance measures with respect thereto shall be equitably adjusted. Following the Separation, for any award adjusted under this Section 5.2, any reference to a “change in control,” “change of control,” “ownership change event,” or similar definition in an award agreement, employment agreement, the Houston Stock Plan, a Chicago Stock Plan or other Houston or Chicago plan or policy, such reference shall be deemed to refer to a “change in control,” “change of control,” “ownership change event,” or similar event relating to Everett. For the avoidance of doubt, if the Exchange Ratio (as defined in the Merger Agreement) is adjusted, the conversion of Chicago Equity Awards to Everett Equity Awards will be adjusted in accordance with the Exchange Ratio in the Merger Agreement.

(a) Options.

(i) Outstanding Houston Options (including PCSOs) and Houston SARs Held by Everett Employees. Each Houston Option and Houston SAR held by an Everett Employee who remains employed by an Everett Entity as of immediately prior to the Effective Time, in each case that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into an Everett Option or an Everett SAR, as applicable, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston Option or Houston SAR immediately prior to the Effective Time; provided, however, that from and after the Effective Time:

(A) the number of shares of Everett Common Stock subject to such Everett Option or Everett SAR, rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (A) the number of shares of Houston Common Stock subject to the corresponding Houston Option or Houston SAR immediately prior to the Effective Time by (B) the Houston Adjustment Ratio; and

(B) the per share exercise price of such Everett Option or Everett SAR, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Houston Option or Houston SAR immediately prior to the Effective Time by (B) the Houston Adjustment Ratio.

(ii) Outstanding Chicago Options and Chicago SARs Held by Chicago Employees. Each Chicago Option and Chicago SAR held by a Chicago Employee who remains employed by a Chicago Entity as of immediately prior to the Effective Time, in each case that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into an Everett Option or an Everett SAR, as applicable, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Chicago Option or Chicago SAR immediately prior to the Effective Time.

(b) RSU Awards.

(i) Outstanding Houston RSU Awards Held by Everett Employees. Each Everett RSU Award held by an Everett Employee who remains employed by an Everett Entity as of immediately prior to the Effective Time, that is outstanding as of immediately prior to the Effective Time, shall be converted into an Everett RSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that from and after the Effective Time, the number of shares of Everett Common Stock to which such Everett RSU Award relates shall be equal to the product, rounded down to the nearest whole number of shares, obtained by multiplying (i) the number of Houston Common Shares to which the corresponding Houston RSU Award related immediately prior to the Effective Time by (ii) the Houston Adjustment Ratio.

(ii) Outstanding Chicago RSU Awards Held by Chicago Employees and Chicago Non-Employee Directors. Each Chicago RSU Award, including dividend equivalents, held by a Chicago Employee who remains employed by a Chicago Entity as of immediately prior to the Effective Time, or held by a Chicago Non-Employee Director, that is outstanding as of immediately prior to the Effective Time, shall be converted into an Everett RSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Chicago RSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares.

(c) DEU Accounts.

(i) Outstanding Houston DEU Accounts Held by Everett Employees. Each Houston DEU Account held by an Everett Employee who remains employed by an Everett Entity as of immediately prior to the Effective Time, that is outstanding as of immediately prior to the Effective Time, shall be converted into an Everett DEU Account, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston DEU Account immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that from and after the Effective Time, the number of shares of Everett Common Stock to which such Everett DEU Account relates shall be equal to the product, rounded to four decimal places, obtained by multiplying (i) the number of Houston Common Shares to which the corresponding Everett DEU Account related immediately prior to the Effective Time by (ii) the Houston Adjustment Ratio.

(d) PARSU and PSU Awards.

(i) Outstanding Houston PARSU Awards Held by Everett Employees. Each Houston PARSU Award held by an Everett Employee who remains employed by an Everett Entity as of immediately prior to the Effective Time, that is outstanding as of immediately prior to the Effective Time, shall be converted into an Everett PARSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Houston PARSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares; provided, however, that from and after the Effective Time: the number of shares of Everett Common Stock to which such Everett PARSU Award relates shall be equal to the product, rounded down to the nearest whole number of shares, obtained by multiplying (A) the number of Houston Common Shares to which the corresponding Everett PARSU Award related immediately prior to the Effective Time by (B) the Houston Adjustment Ratio.

(ii) Outstanding Chicago PSU Awards Held by Chicago Employees. Each Chicago PSU Award held by a Chicago Employee who remains employed by a Chicago Entity as of immediately prior to the Effective Time, that is outstanding as of immediately prior to the Effective Time, shall be converted into an Everett PARSU Award, and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Chicago PSU Award immediately prior to the Effective Time, including any deferral election applicable to the delivery of vested shares.

(e) Awards Outstanding May 24, 2016. Houston has advised Chicago of its intention to cause the vesting of all Houston Equity Awards held by Everett Employees as of May 24, 2016 under the Houston Stock Plan to be accelerated in full on the Distribution Date and Houston shall be solely responsible for the settlement of such Houston Equity Awards, except in the case of Houston Options and Houston SARs that remain unexercised as of the Distribution Date. Each Houston Option and Houston SAR that shall vest pursuant to this Section 5.2(e) shall be converted into an Everett Option and Everett SAR, respectively, as of the Effective Time in accordance with the conversion procedures set forth in Section 5.2(a).

(f) Assumption of Awards. Effective as of no later than immediately prior to the Effective Time, Everett shall have taken any necessary and appropriate actions to enable Everett and the Everett Stock Plan to assume the awards converted pursuant to this Section 5.2.

(g) Registration and Other Regulatory Requirements. Prior to the Effective Time, Everett shall have filed a Form S-8 registration statement with respect to, and caused to be registered pursuant to the Securities Act of 1933, as amended, the Everett Common Stock authorized for issuance under the awards converted pursuant to this Section 5.2. The parties shall take such additional actions as are deemed necessary or advisable to comply with securities laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

5.3 Employee Stock Purchase Plan. The administrator of the Houston ESPP shall take all commercially reasonable actions necessary and appropriate to provide that Everett Employees will not be eligible to participate in any offering periods under the Houston ESPP after the Operational Separation Date. All amounts withheld by Houston on behalf of Everett Employees in the Houston ESPP that have not been used to purchase Houston Common Stock prior to the Operational Separation Date will be returned to the Everett Employees pursuant to the terms of the Houston ESPP.

5.4 Employment Agreements.

(a) Assignment. Subject to applicable Law and except (i) as provided otherwise in the Transfer Documents, (ii) in the event an Individual Agreement is superseded, or (iii) as otherwise agreed by Houston and Everett, effective as of the Operational Separation Date, (A) Houston shall have assigned, or caused a Houston Entity to assign, to an Everett Entity designated by Everett, all Individual Agreements between any Everett Employee and any Houston Entity and (B) Everett shall have assigned, or caused an Everett Entity to assign, to a Houston Entity designated by Houston, all Individual Agreements between any Houston Employee and any Everett Entity; provided, however, that to the extent that assignment of any applicable Individual Agreement is not permitted by the terms of such agreement, effective as of the Operational Separation Date, (1) with respect to Individual Agreements described in clause (A), each member of the Everett Group shall be considered to be a successor to each member of the Houston Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Everett Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary) and (2) with respect to Individual Agreements described in clause (B), each member of the Houston Group shall be considered to be a successor to each member of the Everett Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Houston Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary).

(b) Assumption. Effective as of the Operational Separation Date, (i) Everett will assume and honor, or will cause a member of the Everett Group to assume and honor, the Individual Agreements assigned to Everett or a member of the Everett Group pursuant to Section 5.4(a)(A) and any Individual Agreements that provide for base compensation in excess of $400,000 shall be listed on Schedule 5.4(b) and (ii) Houston will assume and honor, or will cause a member of the Houston Group to assume and honor, any Individual Agreement assigned to Houston or a member of the Houston Group pursuant to Section 5.4(a)(B). From and after the Closing Date, Everett shall, or shall cause Chicago to, assume and honor all liabilities and obligations to or in respect of the Individual Agreements assigned to Everett or a member of the Everett Group pursuant to Section 5.4(a)(A) to which any Everett Entity is a party, as in effect immediately prior to the Closing.

5.5 Executive DC Plans.

(a) Everett Employees shall not be permitted to defer compensation to the Houston Executive DC Plan on or after the Closing Date.

(b) Effective immediately prior to the Closing Date, Everett shall take, or cause to be taken, or have taken, all action necessary and appropriate to assume the Chicago Executive DC Plan, including all assets and liabilities thereof, and all accounts for Chicago Employees and Former Chicago Employees and all existing elections thereunder, and shall make the Chicago Executive DC Plan available to Everett Employees in addition to Chicago

Employees (such plan, the “Everett Executive DC Plan”). Notwithstanding the foregoing, neither Chicago nor Everett shall be under any obligation to offer any employees or directors the opportunity to make future deferral elections under the Everett Executive DC Plan, and if it does, neither Chicago nor Everett shall be under any obligation to make deferral elections available under the same terms as applied under the Houston Executive DC Plan. From and after the Closing Date, Everett shall be solely and exclusively responsible for all obligations and liabilities with respect to, or in any way related to, the Everett Executive DC Plan, whether accrued before, on or after the Closing Date. The Everett Executive DC Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Department of Labor Regulation § 2520.104-23. The Everett Executive DC Plan shall not be a funded plan, and neither Everett nor any of its Affiliates is under any obligation to set aside any funds for the purpose of making payments under the Everett Executive DC Plan.

(c) Immediately prior to the Closing Date, Houston shall cause the Houston Executive DC Plan to transfer to the Everett Executive DC Plan, and Everett will cause such Everett Executive DC Plan to accept the transfer of, the accounts of participants in the Houston Executive DC Plan who are Everett Employees or Former Everett Employees, as well as any respective Plan Payees. Houston will not transfer to Everett thereof any assets that are earmarked for the payment of benefits with respect to these transferred interests. Prior to the Closing Date and as permitted by Section 409A of the Code, Everett will cause the Everett Executive DC Plan to recognize and maintain existing elections, including deferral, payment form elections, and beneficiary designations with respect to Everett Employees and Former Everett Employees, as well as any respective Plan Payees, under the Houston Executive DC Plan, but Everett is under no obligation to recognize or maintain the investment elections and options under the Houston Executive DC Plan. The transfer of elections contemplated in this Section 5.6(c) shall be expressly conditioned on Houston providing to Everett, no later than thirty (30) days prior to the Closing Date, a data report of all elections (other than investment elections) made by the Everett Employees or Former Everett Employees under the Houston Executive DC Plan, in a format reasonably acceptable to Everett and consistent with historical reporting for the Houston Executive DC Plan. Within fourteen (14) days following the Closing Date, Houston or one of its Affiliates shall transfer to Everett an amount in cash equal to the sum of the value of each of the existing subaccounts under the Houston Executive DC Plan with respect to each of the participants in the Houston Executive DC Plan who are Everett Employees or Former Everett Employees, as well as any respective Plan Payees, determined as of the last day of the last full calendar month preceding the Closing Date. The recordkeeper for the Houston Executive DC Plan shall make this determination pursuant to the terms of the Houston Executive DC Plan and its customary rules for valuing such subaccounts (to the extent such rules do not conflict with the terms of the Houston Executive DC Plan). The Parties will cooperate in good faith so that the transfers contemplated by this Section 5.6 will not result in adverse tax consequences under Section 409A of the Code.

5.6 Severance.

(a) Severance Liabilities of Everett. Everett shall be solely responsible for all Liabilities in respect of all the costs of providing benefits under any applicable severance,

separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes) (collectively, “Severance Benefits”) relating to:

(i) the termination or alleged termination of employment of any Everett Employee (other than any such employee covered by Section 5.6(b)) that occurs on or after the Operational Separation Date; and

(ii) an Everett Employee’s or Everett Destination LOA Employee’s acceptance of an offer of employment from an Everett Entity in connection with the separation of Houston and Everett; and

(iii) Former Employees in accordance with the provisions of Section 2.2(b).

(b) Severance Liabilities of Houston. Houston shall be solely responsible for all Liabilities in respect of all the costs of providing the Severance Benefits relating to:

(i) the termination or alleged termination of employment of any Houston Employee (other than any such employee covered by Section 5.6(a)) that occurs on or after the Distribution Date; and

(ii) a Houston Employee’s or Houston Destination LOA Employee’s acceptance of an offer of employment from a Houston Entity in connection with the separation of Houston and Everett; and

(iii) Former Employees in accordance with the provisions of Section 2.2(a).

(c) Severance Benefits in Excess of Statutory Minimum.

(i) Any Severance Benefits in excess of the applicable statutory minimum severance benefits to be provided by a Houston Entity and reimbursed by an Everett Entity pursuant to the terms of this Agreement shall be subject to the reasonable prior review and approval of Everett, and Chicago but only if such severance benefits are being paid to an executive in an amount equal to or greater than 3 times such executive’s annual compensation, other than, in any case, with respect to any such amounts mandated by a plan or agreement in effect prior to the Operational Separation Date and the date of the Merger Agreement.

(ii) Any Severance Benefits in excess of the applicable statutory minimum severance benefits to be provided by an Everett Entity and reimbursed by a Houston Entity, pursuant to the terms of this Agreement, shall be subject to the reasonable prior review and approval of Houston, other than with respect to any such amounts mandated by a plan or agreement in effect prior to the Operational Separation Date.

5.7 Mobility Benefits. All Liabilities in respect of mobility payments and benefits that are due to Houston Employees, Everett Employees and Former Employees after the Operational Separation Date will be governed by Sections 2.2(a)(i)-(iii) and 2.2(b)(i)-(iii).

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. Subject to applicable Laws, the Parties shall share, and Houston shall cause each other Houston Entity to share, and Everett shall cause each other Everett Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Everett Benefit Plans, the Houston Benefit Plans and the Chicago Benefit Plans, as applicable. The Parties and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Distribution Date, all participant information shall be provided in the manner and medium applicable to participating companies in Houston Benefit Plans generally, and thereafter all participant information shall be provided in a manner and medium as may be mutually agreed to by Houston, Chicago and Everett.

6.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities, labor law or exchange control filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

6.3 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Houston or any other Houston Entity, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Houston Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Houston Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Everett or any other Everett Entity, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Everett Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Everett Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Chicago or any of its Subsidiaries, at any time after the Closing Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Chicago Benefit Plan, any benefit under any Chicago Benefit Plan or any trust, insurance policy or funding vehicle related to any Chicago Benefit Plan.

6.4 Audit Rights With Respect to Information Provided.

(a) Each of Houston and Everett, and their duly authorized representatives, shall have the right, subject to applicable Laws, to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b) The Auditing Party’s audit rights under this Section 6.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

6.5 Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.6 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII

MISCELLANEOUS

7.1 Effect If Effective Time Does Not Occur. If the Separation Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time, or as of the Distribution Date, or otherwise in connection with the Separation Transactions, shall not be taken or occur except to the extent specifically agreed by the Parties.

7.2 Amendment. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing and executed by each Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement. Notwithstanding the foregoing, if the Merger Agreement is terminated for any reason prior to its consummation, Houston and Everett shall have the authority to amend this Agreement to remove the references to, and participation of, Chicago as a party to this Agreement, in their sole discretion, without the written consent of Chicago.

7.3 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

7.4 Affiliates. Each of Houston, Chicago and Everett shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another Houston Entity, a Subsidiary of Chicago or an Everett Entity, respectively.

7.5 Transfer Documents. Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement is inconsistent with a provision of any Transfer Document, the applicable provision of the Transfer Document shall control.

7.6 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 7.6 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article V (relating to Releases); Sections 6.1-6.9 (relating to Indemnification); Section 7.2 (relating to Confidentiality); Article VIII (relating to Dispute Resolution); and Article IX (relating to Miscellaneous).

7.7 Section 409A of the Code. The Parties acknowledge that the provisions of this Agreement, the Separation Agreement and any Transaction Documents shall be interpreted and implemented in a manner that is intended to avoid the imposition on Houston Employees,

Everett Employees, Former Employees, Chicago Employees, Former Chicago Employees, Houston Non-Employee Directors, Everett Non-Employee Directors or Chicago Non-Employee Directors of taxes under Section 409A of the Code. Notwithstanding the foregoing, neither the Parties nor any of their Affiliates shall have any liability to any Houston Employee, Everett Employee, Former Employee, Chicago Employee, Former Chicago Employee, Houston Non-Employee Director, Everett Non-Employee Director or Chicago Non-Employee Director in the event that Section 409A applies to any payment in a manner that results in adverse tax consequences for such individual.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

Hewlett Packard Enterprise Company

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

Everett SpinCo, Inc.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary

Computer Sciences Corporation

By:	/s/ William L. Deckelman, Jr.
Name:	William L. Deckelman, Jr.
Title:	EVP & General Counsel

[Signature page to the Employee Matters Agreement]